Exhibit (a)(1)(xi)

EMPLOYEE/EMPLOYER CONSENT AGREEMENT

AS TO DUTCH TAX AND SOCIAL SECURITY CONTRIBUTIONS

FOR ELIGIBLE EMPLOYEES ELECTING TO PARTICIPATE IN OFFER TO EXCHANGE

If you are Dutch Employee, as that term is defined below, and you wish to participate in the eBay Inc. Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units, Options and Cash Payments (hereinafter to be referred to as the “Offer to Exchange”) to exchange eligible options for new restricted stock units (“new RSUs”), you must:

•	complete, sign and return this agreement (the “Consent Agreement”) and

•	complete and return your election form

no later than 9:00 p.m. Pacific Daylight Time on September 11, 2009, unless eBay extends the deadline to the Offer to Exchange (this deadline, as it may be extended, is referred to as the “Expiration Date) as set forth in the Offer to Exchange.

A “Dutch Employee” is:

an employee who is currently working for one of the eBay Inc. subsidiaries indicated in item no. 1 below (an “Employee”); or

an employee who formerly worked for one of the eBay Inc. subsidiaries indicated in item no. 1 below but transferred out of the Netherlands to a different tax jurisdiction after the date the eligible options were granted (a “Transfer Employee”).

1.        I,                                                       [PRINT name] am or was an Employee or a Transfer Employee of one of the following entities (each an “Employer”) at the time I received a grant of an eligible option from eBay Inc. (Please check the box for the entity of which you are (or were) an employee.)

☐	eBay Netherlands B.V.
☐	Marktplaats B.V.
☐	Kijiji International Limited - Dutch Branch
☐	PayPal Nederland B.V.

2.        I understand that my Employer’s parent company, eBay Inc., has offered Employees and Transfer Employees the right to participate in the Offer to Exchange, and that amendments to certain eBay Inc.’s equity incentive plans to allow for the Offer to Exchange were approved by eBay Inc.’s stockholders at its Annual Meeting of Stockholders held on April 29, 2009.

3.        I also understand that if I elect to participate in the Offer to Exchange and agree to this Consent Agreement, eBay Inc. will grant to me a certain number of new RSUs with respect to shares of eBay Inc. common stock under the eBay Inc. 2008 Equity Incentive Award Plan, as amended. The new RSUs will be granted in exchange for the voluntary surrender and cancellation of eligible options to purchase shares of eBay Inc. common stock previously granted under the eBay Inc. 1999 Global Equity Incentive Plan or the eBay Inc. 2001 Equity Incentive Plan (“Exchanged Options”).

4.        I also understand that on May 12, 2009, the Employers listed in item no. 1 above received confirmation from the Dutch Tax Authorities that no Dutch income taxes and/or social security contributions are due from me or my Employer in connection with the exchange of Exchanged

Options for new RSUs pursuant to the Offer to Exchange, provided that the Employer and the Employee/Transfer Employee agree as follows:

(i)

no loss and/or refund is or will be claimed for Dutch wage and/or personal income tax purposes by the Employee or Transfer Employee or the Employer with respect to Exchanged Options that are voluntarily surrendered pursuant to the Offer to Exchange;

(ii)

the full gain (or pro-rata gain in the case of Transfer Employees) derived from vesting of the new RSUs and issuance of shares of eBay Inc. common stock (i.e., the fair market value of the shares on issuance) constitutes taxable wages for both Dutch income tax and social security purposes; and

(iii)

the Employer will inform the competent inspector of the Dutch Tax Authorities of this Consent Agreement as soon as possible following the Expiration Date of the Offer to Exchange by sending him or her a copy of this Consent Agreement.

* * * * *

By signing or otherwise indicating their acceptance, the Employer and Employee or Transfer Employee unconditionally agree to the terms and conditions of this Consent Agreement and to the Dutch Tax Authorities’ confirmation of the tax and social security treatment as described above.

Agreed in		on		.
	(city)		(date)

Christopher Coonen	Sign	[Employee Name]
PayPal Nederland B.V.
Sole Director
LVN: 815757347

Tax Payer ID